Exhibit 99.1
CVR Energy, Inc. and J. Aron & Company Reduce
Funded Letter of Credit Required Under Cash Flow Swap
SUGAR LAND, Texas (June 3, 2009) – CVR Energy, Inc. (NYSE: CVI) announced today that its wholly owned subsidiary, Coffeyville Resources, LLC, and J. Aron & Company have agreed to reduce the notional amount of a funded letter of credit supporting the company’s obligations under an existing cash flow swap from $150 million to $60 million.
In connection with an amendment to the cash flow swap agreement executed May 29, 2009, Coffeyville Resources has caused $90 million of the funded letter of credit facility under its credit agreement to be refunded back to the lenders, thereby reducing such facility to $60 million.
“We are pleased that the funded letter of credit requirement has been reduced,” said Chief Executive Officer Jack Lipinski. “Based on current rates, the reduction will save the company approximately $5 million in interest costs during the next 12 months.”
Effective at the end of June this year, the cash flow swap ramps down from 5.9 million barrels per quarter to 1.5 million barrels per quarter, or about 15 percent of production at the company’s Coffeyville, Kan., petroleum refinery. The remaining obligations under the cash flow swap will be fully satisfied on June 30, 2010.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma, eastern Colorado, western Missouri and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
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Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com